UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31103	33-0723123
(Commission File Number)	(IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K regarding our entry into an asset based revolving credit facility with Wells Fargo Foothill is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K regarding the termination of our credit agreement with Wells Fargo Bank is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In April 2004, we entered into a credit agreement with Wells Fargo Bank. Our credit agreement with Wells Fargo Bank enabled us to borrow up to $40.0 million under a revolving line of credit note, which we did on October 19, 2004. Subsequently, on February 28, 2005, we entered into a three year asset-based revolving credit facility arranged and agented by Wells Fargo Foothill, a subsidiary of Wells Fargo & Company, with a maximum loan commitment of $80.0 million, with the actual amount available for borrowing depending upon the value of the accounts receivable base. Borrowings under this facility bear interest at our choice of one of two floating rates: either an annual rate equal to LIBOR plus 1.75 to 2.25 percent, depending on availability under the facility and the amount of our unrestricted cash, or an annual rate equal to the bank’s prime rate plus 0.25 to 0.75 percent, depending on availability under the facility and the amount of our unrestricted cash.

On February 28, 2005, we borrowed approximately $40.2 million under the Wells Fargo Foothill facility. At February 28, 2005, the annual interest rate for borrowings under the facility was 5.75 percent determined using the bank’s prime rate. We used the proceeds to repay, in full, the credit agreement with Wells Fargo Bank. In addition, as a condition of our asset-based facility with Wells Fargo Foothill, we terminated the credit agreement with Wells Fargo Bank.

The asset-based credit facility with Wells Fargo Foothill is secured by all of our property and assets (other than leased real property), including, but not limited to, inventory, accounts, equipment, chattel paper, documents, instruments, deposit accounts, cash and cash equivalents, investment property, commercial tort claims and all proceeds and products thereof; provided that we have not granted a security interest in our intellectual property rights, including, but not limited to, copyrights, trademarks, patents and related rights. However, we have granted a negative pledge on all such intellectual property rights. In addition, we pledged 65% of the common stock of each of our foreign subsidiaries as collateral to secure the asset-based facility.

Pursuant to the credit agreement with Wells Fargo Foothill, we must also comply with certain affirmative and negative covenants. The negative covenants include, among others, limitations on indebtedness; liens; distribution or disposal of assets; changes in the nature of our business; investments; mergers or consolidations with or into third parties; transactions with affiliates; and modifications to material agreements. The credit agreement also requires that we limit capital expenditures and maintain minimum earnings before interest, taxes, depreciation, and amortization.

In addition to the repayment of the credit line with Wells Fargo Bank described above, we intend to use the remaining proceeds of the loan to fund working capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.

Date: March 3, 2005	By:	/s/ Brian T. McGee
Brian T. McGee
Chief Financial Officer and Vice President, Finance